                                                                   EXHIBIT(d)(3)

                                                                 October 1, 1999

Phelps Dodge Corporation
2600 North Central Avenue
Phoenix, AZ 85004-3014

    Offer to Exchange Common Stock of Phelps Dodge Corporation
       for Common Stock of Cyprus Amax Minerals
                       Company

Ladies and Gentlemen:

     You have requested our opinion as to certain United States federal income tax consequences of your offer to exchange shares of your common stock for shares of common stock of Cyprus Amax Minerals Company, a Delaware corporation, and of the merger of CAV Corporation, a Delaware subsidiary wholly owned by you, with Cyprus Amax Minerals Company. We hereby confirm our opinion as set forth under the heading "Material U.S. Federal Income Tax Considerations" in the Prospectus dated October 1, 1999.

     We hereby consent to the reference to us under the heading "Material U.S. Federal Income Tax Considerations" in the Prospectus and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,

                                          SHEARMAN & STERLING

PHB/PMM